[HECLA LOGO]                                                               97-03
                                                                      Exhibit 99
                                  NEWS RELEASE


                              FOR IMMEDIATE RELEASE
                                  April 2, 1997


                         HECLA WINS STAR PHOENIX LAWSUIT

     COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL & HL-PrB:NYSE) today announced that the Idaho State Supreme Court ruled in Hecla's favor in the Star Phoenix Mining Company lawsuit. The Court today reversed the judgment against Hecla made in 1994 in Idaho district court.

     Star Phoenix had challenged Hecla's right to terminate Star Phoenix's lease of the Star-Morning mine in North Idaho in 1990. The Supreme Court held that Hecla acted properly, according to the terms of the lease agreement with Star Phoenix. Hecla is satisfied with the Supreme Court's decision to dismiss the district court verdict. Arthur Brown, Hecla's Chairman and Chief Executive Officer, said, "This has been a difficult issue for everyone, including many of our North Idaho neighbors. However, the State Supreme Court came to the right conclusion."

     The ruling will release $10 million in cash being held in escrow pending completion of the case. The Court also awarded Hecla costs and attorney's fees.

     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals. Hecla's operations are principally in the U.S. and Mexico.

                                      -HL-

    Contact: Vicki Veltkamp, Manager - Corporate Communications, 208-769-4144

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